UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELETECH HOLDINGS, INC.

9197 S. Peoria Street,

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 annual meeting of stockholders (the “Annual Meeting”) of TeleTech Holdings, Inc., a Delaware corporation, will be held at 9197 S. Peoria Street, Englewood, Colorado on Thursday, May 23, 2013, at 10:00 a.m., local time, for the following purposes, as more fully described in the accompanying proxy statement:

1.              To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.              To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

3.              To approve, on an advisory basis, the compensation for our named executive officers; and

4.              To transact such other business as may properly come before the Annual Meeting.

The record date for the Annual Meeting is Wednesday, March 27, 2013. Only stockholders of record at the close of business on that date are entitled to notice of, to attend, and to vote at the Annual Meeting. As part of TeleTech’s ongoing commitment to environmentally responsible business practices, TeleTech utilizes the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to our stockholders on the Internet. These rules allow TeleTech to distribute these proxy materials in a cost-efficient and environmentally friendly manner.

By Order of the Board of Directors,

KENNETH D. TUCHMAN
Chairman and Chief Executive Officer

Englewood, Colorado
April 10, 2013

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

TELETECH HOLDINGS, INC.

9197 S. Peoria Street,

Englewood, Colorado 80112

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, May 23, 2013

The board of directors (the “Board”) of TeleTech Holdings, Inc., a Delaware corporation (“TeleTech” or the “Company”), is soliciting proxies to be used at our annual meeting of stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Thursday, May 23, 2013, at our principal offices located at 9197 S. Peoria Street, Englewood, Colorado. This proxy statement (the “Proxy Statement”) contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

A number of abbreviations are used in this Proxy Statement. The term “proxy materials” includes this Proxy Statement, the proxy card, and our 2012 Annual Report on Form 10-K.

These proxy materials are being distributed on or about April 10, 2013.

Notice of Internet Availability of Proxy Materials

In accordance with SEC rules, we may now furnish proxy materials, including this Proxy Statement and our 2012 Annual Report on Form 10-K, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the notice regarding the Internet availability of proxy materials (the “Notice of Availability”), which was mailed separately to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice of Availability also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

The Notice of Availability provides you with instructions regarding how to:

•                  View our proxy materials for the Annual Meeting on the Internet; and

•                  Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Matters for Approval at the Annual Meeting

The items of business scheduled to be voted on at the Annual Meeting are:

•                  Proposal 1:  the election of seven directors (see page 6);

•                  Proposal 2:  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 (see page 9); and

•                  Proposal 3:  the approval, on an advisory basis, of the compensation for our named executive officers (see page 9).

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendations

Our Board recommends that you vote your shares: (1) “FOR” each of the nominees to our Board; (2) “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and (3) “FOR” the proposal to approve, on an advisory basis, the compensation for our named executive officers.

Kenneth D. Tuchman, our Chairman and Chief Executive Officer (“CEO”) and the beneficial owner of approximately 60.7% of the issued and outstanding shares of common stock as of the record date (60.1% of the shares entitled to vote, excluding stock options) has indicated that he intends to vote: (1) “FOR” each of the nominees to our Board; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and (3) “FOR” the proposal to approve, on an advisory basis, the compensation for our named executive officers.

Additionally, on April 1, 2011, Mr. Tuchman entered into a Voting Agreement whereby he has agreed to vote shares he beneficially owns “FOR” the election of Mr. Barlett to our Board through and including December 31, 2017.

Quorum

In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Who Can Vote

Stockholders of record at the close of business on the record date, March 27, 2013, may vote at the Annual Meeting. On the record date, we had 52,199,963 issued and outstanding shares of common stock, which were held by 314 record holders.

How You Can Vote—Voting Procedures

Each share of common stock has one vote on all matters properly brought before the Annual Meeting. You can vote your shares if you are represented by proxy or present in person at the Annual Meeting. The method in which you vote your shares will depend on whether you are a stockholder of record or a beneficial owner.

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Broadridge Financial Services, you are considered, with respect to those shares, a stockholder of record.  As a stockholder of record, there are four ways to vote:

•                  In person.  You may vote in person at the Annual Meeting—we will give you a ballot when you arrive;

•                  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com and following the instructions provided in the Notice of Availability or the proxy card;

•                  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form and by following the voice instructions; or

•                  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

Beneficial Owners.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name, and the Notice of Availability was forwarded to you by that organization. As the beneficial owner, there are four ways to vote:

•                  In person.  If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares;

•                  Via the Internet.  You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number provided in the Notice of Availability;

•                  By Telephone.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form and by following the voice instructions; or

•                  By Mail.  If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Additional Procedures.  Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

With respect to the other proposals submitted for stockholder approval (other than the election of directors), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, brokerage firms have the authority to vote your non-voted shares on certain “routine” matters, such as Proposal 2, but not on other “non-routine” items, such as Proposals 1 and 3. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Revoking Your Proxy or Changing Your Vote

You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

•                  Granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•                  Providing a written notice of revocation to our Corporate Secretary at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112 prior to your shares being voted; or

•                  Attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Householding

For stockholders of record, we have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2012 Annual Report on Form 10-K to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2012 Annual Report on Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, this Proxy Statement or the 2012 Annual Report on Form 10-K, or to request delivery of a single copy of these materials if multiple copies are currently being delivered, stockholders may contact us at TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling 303-397-8100.

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies from our stockholders. Some of our directors, officers and other employees, not specially employed for this purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Admission to the Annual Meeting

If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record and arrive at the Annual Meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders’ admission counter. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Stockholder List

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting and at our principal office located at 9197 S. Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The table below sets forth information, as of March 27, 2013, concerning the beneficial ownership of the following persons and entities:

•                  Each person or entity whom we know beneficially owns more than five percent of our common stock;

•                  Each of our directors and nominees for our Board;

•                  Each of our named executive officers; and

•                  All of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 52,199,963 shares of common stock outstanding at March 27, 2013. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with SEC rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 27, 2013; and (2) issuable upon the vesting of Restricted Stock Units (“RSUs”) within 60 days of March 27, 2013. Also in accordance with SEC rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TeleTech Holdings, Inc., 9197 Peoria Street, Englewood, Colorado 80112.

	Shares Beneficially Owned
Name and Address of the Beneficial Owner	Common Stock	Options Vested and Options and RSUs Vesting Within 60 Days of 3/27/2013	Total Beneficial Ownership as of 3/27/2013		Percent of Class
5% Stockholders
Kenneth D. Tuchman	31,377,568	800,000	32,177,568	(1)	60.7%
Executive Officers and Directors
Kenneth D. Tuchman	31,377,568	800,000	32,177,568	(1)	60.7%
James E. Barlett	541,172	—	541,172		1.0%
Gregory A. Conley	—	12,043	12,043	(2)	*
Robert Frerichs	—	5,875	5,875	(3)	*
Shrikant C. Mehta	47,181	20,161	67,342	(4)	*
Anjan Mukherjee	15,790	5,161	20,951	(5)	*
Robert M. Tarola	22,181	40,161	62,342	(6)	*
Shirley Young	24,181	65,161	89,342	(7)	*
Regina Paolillo	—	—	—		*
Martin DeGhetto	61,958	—	61,958		*
Judi Hand	117,939	—	117,939		*
Michael M. Jossi	68,502	8,200	76,702	(8)	*
All directors and executive officers as a group (12 persons)	32,276,472	956,762	33,233,234		62.5%

*Less than 1%.

(1)         Includes 31,367,568 shares subject to sole voting and investment power, 10,000 shares with shared voting and investment power and 800,000 options exercisable within 60 days after March 27, 2013. The shares with sole voting and investment power consist of: (i) 6,400,762 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman; and (iv) 200,000 shares held by another limited liability partnership controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman’s spouse. Excluding Mr. Tuchman’s 800,000 vested stock options, Mr. Tuchman is the beneficial owner of approximately 60.1% of the shares of common stock entitled to vote at the meeting.

(2)         Includes 12,043 RSUs scheduled to vest within 60 days after March 27, 2013.

(3)         Includes 5,875 RSUs scheduled to vest within 60 days after March 27, 2013.

(4)         Includes 15,000 options exercisable within 60 days after March 27, 2013 and 5,161 RSUs scheduled to vest within 60 days after March 27, 2013.

(5)         Includes 5,161 RSUs scheduled to vest within 60 days after March 27, 2013.

(6)         Includes 35,000 options exercisable within 60 days after March 27, 2013 and 5,161 RSUs scheduled to vest within 60 days after March 27, 2013.

(7)         Includes 60,000 options exercisable within 60 days after March 27, 2013 and 5,161 RSUs scheduled to vest within 60 days after March 27, 2013.

(8)         Includes 8,200 options exercisable within 60 days after March 27, 2013.

PROPOSAL 1:

ELECTION OF DIRECTORS

At the Annual Meeting, seven persons will be elected to our Board to hold office until the next annual meeting and until their respective successors are duly elected and qualified. Our Board, upon recommendation by the Nominating and Governance Committee, has nominated each of the persons named below to serve as a director for a term of one year and it is the intention of the persons named as proxies in the enclosed proxy card to vote FOR the election of all such nominees.

Kenneth D. Tuchman

James E. Barlett

Gregory A. Conley

Robert Frerichs

Shrikant Mehta

Anjan Mukherjee

Robert M. Tarola

Each of the nominees currently serves as a director and all nominees have consented to being named in this Proxy Statement as a nominee and to serve as a director if elected. Information concerning the seven nominees proposed for election to our Board is set forth below.  Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on our Board, satisfy our needs and the needs of our stockholders.

If any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as our Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

Information Concerning the Nominees for Election as Directors

Kenneth D. Tuchman, 53, founded our predecessor company in 1982 and has served as the Chairman of the Board since our formation in 1994. Mr. Tuchman’s one-year term as a director will expire at the next annual meeting of stockholders. Mr. Tuchman served as our President and CEO from our inception until October 1999. In March 2001, Mr. Tuchman resumed the position of CEO. As our founder and a pioneer in the business process outsourcing industry, Mr. Tuchman possesses skills and experience that make him an essential member of our Board.

James E. Barlett, 69, was elected to our Board in February 2000 and has served as Vice Chairman of the Board since October 2001. Mr. Barlett’s one-year term as a director will expire at the next annual meeting of stockholders. Before joining us as Vice Chairman, Mr. Barlett served as the President and Chief Executive Officer of Galileo International, Inc. (now part of Travelport Limited), a provider of electronic global distribution services for the travel industry, from 1994 to 2001, and in addition was elected to be Chairman of Galileo in 1997, a position in which he served until leaving in 2001. Prior to joining Galileo, Mr. Barlett served as Executive Vice President of Worldwide Operations and Systems for MasterCard International Corporation, a New York Stock Exchange listed global provider of transaction processing and consulting services, where he was also a member of the MasterCard International Operations Committee. Other positions previously held by Mr. Barlett were Executive Vice President of Operations for NBD Bancorp (now part of J.P. Morgan), a New York Stock Exchange listed financial services company, and Vice Chairman of Cirrus, Inc. (part of MasterCard and an early developer of global ATM services). Mr. Barlett was also a partner with Touche Ross & Co., currently known as Deloitte & Touche LLP, a registered public accounting firm. Mr. Barlett currently serves on the Board of Directors of Celanese Corporation, a New York Stock exchange listed producer of specialty and intermediate chemical products, and served on the Board of Directors of Korn Ferry International, a New York Stock Exchange listed provider of executive search and placement services, from 1999 until 2009.  Mr. Tuchman has agreed to vote shares he beneficially owns in favor of Mr. Barlett’s re-election as a director. We believe that Mr. Barlett’s extensive and varied business career, including his domestic and international experience, his leadership roles in publicly held companies and his service as Chairman and CEO of an international travel process solutions company bring necessary and desired skills, experience and perspective to our Board.

Gregory A. Conley, 58, was elected to our Board in May 2012 and serves as a member of the Audit Committee and Compensation Committee. Mr. Conley’s one-year term as a director will expire at the next annual meeting of stockholders. Mr. Conley is currently the Chief Executive Officer of Aha! Software, LLC, a privately-held predictive analytics and cloud computing company, a position that he has held since 2012. Prior to joining Aha! Software, Mr. Conley served as the Chief Executive Officer and a director of Odyssey Group, SA, a Switzerland-based technology services and software company, from 2009 through 2011, which included the 2010 sale of Odyssey Group to Temenos Group AG, a global provider of banking software systems. Prior to joining Odyssey Group, Mr. Conley was the President, Chief Executive Officer and a director of Verio, Inc., a leading global provider of hosting and network services and a subsidiary of Nippon Telephone & Telegraph, from 2004 to 2005. Prior to joining Verio, Inc., from 2001 to 2003 Mr. Conley was the President, Chief Executive Officer and a director of Tanning Technology Corporation, an information technology solutions provider that was listed on the NASDAQ Stock Market until its sale to Platinum Equity in 2003. Other positions previously held by Mr. Conley were as General Manager for the e-Markets and Travel and Transportation units of International Business Machines, a New York Stock Exchange listed provider of information technology services, solutions and products, from 1995 through 2001. Mr. Conley also served as the President and Chief Executive Officer from 1994 to 1995, Executive Vice President of Marketing and Product Development from 1993 to 1994, and Senior Vice President and General Counsel from 1989 to 1994 of Galileo International, Inc. (now part of Travelport Limited), a provider of electronic global distribution services for the travel industry. Mr. Conley was also an attorney at Covington & Burling LLP from 1984 to 1989. We believe that Mr. Conley’s extensive background as the chief executive officer and director of several technology companies with domestic and international operations and his training and experience as legal counsel to Galileo International bring necessary and desired skills, experience and perspective to our Board.

Robert Frerichs, 61, was recommended as a nominee to fill a vacancy on our Board by the Nominating and Governance Committee and was appointed to our Board in August 2012.  Mr. Frerichs serves as a member of the Compensation Committee.  Mr. Frerichs’ one-year term as a director will expire at the next annual meeting of stockholders.  Prior to joining our Board, Mr. Frerichs was the International Chairman of Accenture, Inc., a New York Stock Exchange listed global management consulting, technology services and outsourcing company.  During his time at Accenture (formerly Andersen Consulting) from 1976 through February 2012, Mr. Frerichs held various executive leadership roles including International Chairman, Group Chief Executive — North America, Chief Risk Officer and Chief Operating Officer of the Communication and High Tech Operating Group.  He also served as a member of the Accenture Board of Directors prior to the company’s 2001 initial public offering.  Mr. Frerichs is also the Chairman of the Aricent Group, a KKR privately held global innovation and technology services company focused on designing, evolving and bringing to market products and services for its clients, a director of Merkle, Inc., a privately held customer relationship marketing agency,  a director of Wedgewood Enterprises Corporation, a privately held investment real estate and management company, and a director of Cyandia, Inc., a privately held interactive consumer entertainment company.  Mr. Frerichs holds a Bachelors degree in Engineering Computer Science and a Masters in Business Administration from the University of Illinois, is a Certified Public Accountant and has received the CPIM designation.  We believe that Mr. Frerichs’ extensive strategic business experience and his financial and accounting acumen provide necessary and desired skills, experience and perspective to our Board.

Shrikant Mehta, 69, was elected to our Board in June 2004 and serves as Chair of the Nominating and Governance Committee. Mr. Mehta’s one-year term as a director will expire at the next annual meeting of stockholders. Mr. Mehta has been the President and Chief Executive Officer of Combine International, Inc., a wholesale manufacturer of fine jewelry, since 1974. He also serves on the Board of Directors of various private corporations. We believe that Mr. Mehta’s extensive domestic and international business experience, including his leadership role as chief executive officer of an international minority-owned and operated business, provide necessary and desired skills, experience and perspective to our Board.

Anjan Mukherjee, 39, was elected to our Board in September 2009 and serves as Chair of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Mukherjee’s one-year term as a director will expire at the next annual meeting of stockholders. Mr. Mukherjee is a Senior Managing Director of the Blackstone Group, one of the world’s leading alternative asset management firms, where he has been since 2001. Prior to joining Blackstone, Mr. Mukherjee was with the Thomas H. Lee Company, a private equity investment firm, where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the mergers and acquisitions group at Morgan Stanley, a New York Stock Exchange listed financial services company. We believe that Mr. Mukherjee’s extensive investment and transactional experience, his broad business experience and in-depth knowledge and experience in financial matters provide necessary and desired skills, experience and perspective to our Board.

Robert M. Tarola, 63, was elected to our Board in August 2008 and serves as Chair of the Audit Committee. Mr. Tarola’s one-year term as a director will expire at the next annual meeting of stockholders. Mr. Tarola has been the President of Right Advisory LLC, a financial and business consulting company, since 2008, and currently serves as Senior Vice President for Administration, Chief Financial Officer and Treasurer for Howard University through a contractual arrangement with Right Advisory LLC. From 1999 to 2008, Mr. Tarola served as Senior Vice President and Chief Financial Officer of W. R. Grace & Co., a New York Stock Exchange listed specialty chemical company. Prior to joining W. R. Grace, Mr. Tarola served as Senior Vice President and Chief Financial Officer of MedStar Health, Inc., a not-for-profit regional healthcare system, and as a Partner with Price Waterhouse LLP (now PricewaterhouseCoopers), a registered public accounting firm, where Mr. Tarola was a regional managing partner for the media and communications practice group.  Mr. Tarola is a Certified Public Accountant and a Chartered Global Management Accountant.  We believe that Mr. Tarola’s extensive business, financial and accounting experience, including his service as chief financial officer of a publicly-held company with extensive domestic and international business provide necessary and desired skills, experience and perspective to our Board.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Our Board recommends that you vote “FOR” all of the nominees for election to our Board.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2012.  In accordance with its charter, the Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2013 and recommends to the stockholders that they ratify this appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 requires the affirmative vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee recommend that you vote “FOR” Proposal 2.

PROPOSAL 3
APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. In addition, we believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program.

At our annual meeting of stockholders held in May 2012, our stockholders approved the compensation of our named executive officers with over 95% approval. In light of the stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation program during 2012.

As described in detail under the heading “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee’s goal for our executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our success in a competitive market. We seek to accomplish this goal in a way that rewards performance that is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal. See the “Executive Summary” under the heading “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” for further information on key points of our 2012 named executive officer compensation.

We request stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, our Board or the Compensation Committee. However, we value the opinions expressed by our stockholders, and our Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.  Our Board has determined to hold a stockholder advisory vote on executive compensation annually based on the voting results of our annual meeting of stockholders held in May 2011 in which our stockholders indicated by their advisory vote their preference to hold an advisory vote on executive compensation every year.

In accordance with our Board’s determination that the stockholder advisory vote on executive compensation be held annually, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Unless our Board modifies its determination of the frequency of future stockholder advisory votes on executive compensation, the next stockholder advisory vote on executive compensation will be held at the 2014 annual meeting of stockholders.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

Our Board recommends that you vote “FOR” Proposal No. 3.

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR MATTERS

Board Leadership Structure

Our Board is led by a Chairman.  Currently, Mr. Tuchman, our CEO, is also Chairman of our Board. With the exception of Mr. Barlett, who serves in the role of Vice Chairman, all of our other directors are independent. Our Board has determined that having Mr. Tuchman serve as Chairman and CEO is in our best interests because of Mr. Tuchman’s unique insight into the business process outsourcing industry as our founder; and because having Mr. Tuchman serve in both roles best aligns our strategic direction with the current and future trends of the industry and allows for the efficient implementation of that strategy. Our Board is aware of the potential conflicts that may arise in having Mr. Tuchman, our CEO and our largest stockholder, serve as Chairman, but believes that there are adequate safeguards in place to mitigate against such risks such as executive meetings of the independent directors, the determination of compensation by a committee comprised of independent directors that utilizes the services of an independent compensation consultant and independent legal counsel, and the wide-ranging accounting and business experience of the members of our Board generally and of the independent Audit Committee in particular. Finally, the extensive domestic and international experience of our Board members, many of whom are or have been senior executive officers of publicly-held companies and have additional experience as directors of publicly-held companies, provides our CEO and Chairman with additional guidance on strategic objectives and risk management.

Our Board has not chosen to select a lead independent director as our Board believes that the safeguards described above mitigate risks involved in having Mr. Tuchman serve as CEO and Chairman. Further, our Board believes that appointing a lead independent director may serve to create a potential conflict among the directors and interfere with the unique insight into our industry’s current and future trends and the alignment of our strategic initiatives with those trends that Mr. Tuchman delivers in his role as Chairman and CEO. Lastly, our Board has in the past demonstrated the independence necessary to address potential conflicts of interest through the use of special and ad hoc committees to address specific matters when they arose.

Board’s Role in Our Risk Management

Our Board oversees and monitors our risk management practices. The Audit Committee annually conducts, with the assistance of our internal audit department, an enterprise-wide risk assessment through independent reviews of our business processes and practices and through surveys of front-line and executive managers. Using this annual assessment, the Audit Committee develops a plan with our senior management to address any issues identified. The Audit Committee then reviews the annual assessment and remediation plan with our full Board. Additionally, the Audit Committee routinely requests that the internal audit department conduct audits of business processes that may present risks to us and reviews the results of such audits and actively monitors the progress of remediation plans.

Our full Board often meets with various members of senior management who present a full review of their operations, including areas that our Board has identified as necessary to manage risk.

Annually, our human capital and legal departments review each compensation program for incentive and performance-based compensation to determine the extent of any risk and to adapt any risk mitigation measures to limit the risk of any adverse material effect on us. The human capital and legal departments then review the annual assessment with the Compensation Committee. The Compensation Committee, together with its external compensation and legal consultants, independently reviews and approves the compensation plans of not only our executive officers, as discussed in the section below under the heading “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS,” but also of other employee groups. Additionally, the Compensation Committee meets with our human capital department to discuss the parameters of the various incentive and performance based compensation plans offered to our executive and non-executive employees. As described below, we believe that our executive compensation plans do not motivate our executive employees to take imprudent risks and any risks involved in compensation are not reasonably likely to result in a material adverse effect on us. Further, we do not believe that our compensation plans for our non-executive employees—which include for some employees the management incentive plan and for other front-line employees variable pay programs that can result in monthly bonuses based on either collective or individual achievement of certain criteria such as schedule adherence or quality of handling tasks—include risk-based pay elements that either individually or in the aggregate are reasonably likely to result in a material adverse effect on us.

Information Regarding our Board and Committees Thereof

During 2012, our Board held six meetings, including four regularly scheduled quarterly meetings and two special meetings, and our Board approved four matters through unanimous written consent. At each regularly scheduled quarterly Board meeting, the non-employee directors also met in executive session.  Each director attended more than 75% of the total number of meetings of our Board and Committees on which he or she served.  We do not have a formal policy regarding director attendance at annual meetings of stockholders, although we encourage members of our Board to attend.  Last year, all of our directors attended the annual meeting of stockholders. Our Board has determined that each of its non-employee directors (Gregory A. Conley, Robert Frerichs, Shrikant Mehta, Anjan Mukherjee, Robert M. Tarola, and Shirley Young) is independent under applicable NASDAQ Stock Market standards and SEC rules and regulations. In reaching this determination, our Board noted that Mr. Mehta is an indirect investor in and director of a company that provided services to us prior to 2010 and a majority owner of a company that provided services to us in 2011. These relationships were conducted on an arms-length basis and therefore, our Board determined that these relationships do not interfere with Mr. Mehta’s exercise of independent judgment as a director.  Our Board also noted that Mr. Conley is the Chief Executive Officer of a company that provides services to us.  This relationship is conducted on an arms-length basis and was reviewed and approved by the Audit Committee in connection with our Related Party Transaction Policy, and therefore our Board determined that this relationship does not interfere with Mr. Conley’s exercise of independent judgment as a director.  Additionally, our Board noted that Mr. Frerichs is a former executive officer of a one of our customers.  Mr. Frerichs’ appointment to our Board occurred after the termination of his employment with the customer and the customer relationship was conducted on an arms-length basis, and therefore, our Board determined that this relationship does not interfere with Mr. Frerichs’ exercise of independent judgment as a director.

Our Board has three standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. These committees assist our Board in the discharge of its responsibilities. The members of each committee are appointed by our Board and typically serve for one-year terms.

Committee Composition

The following table provides the composition of each of our Board committees as of April 2013:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
James E. Barlett
Gregory A. Conley	✓	✓
Robert Frerichs		✓
Shrikant Mehta			Chair
Anjan Mukherjee		Chair	✓
Robert M. Tarola	Chair
Kenneth D. Tuchman
Shirley Young	✓

Audit Committee

The Audit Committee operates under the Audit Committee charter adopted by our Board and is responsible for, among other things:

•                  Providing an open avenue of communication among the independent registered public accounting firm, the Vice President of Internal Audit and our Board;

•                  Overseeing the adequacy of internal controls and the financial reporting process and the reliability of the financial statements;

•                  Selecting, evaluating and appointing or replacing the independent registered public accounting firm;

•                  Confirming and assuring the independence of the independent registered public accounting firm;

•                  Reviewing and approving the provision by the independent registered public accounting firm of all permissible non-audit services;

•                  Overseeing the function, adequacy and progress of the internal audit department;

•                  Conducting or authorizing investigations into any matters within the Audit Committee’s scope of responsibility;

•                  Reviewing and approving the establishment and compliance with our Code of Conduct;

•                  Overseeing our enterprise risk management programs; and

•                  Reviewing and approving all related-party transactions.

The current members of the Audit Committee are Robert M. Tarola (Chair), Gregory A. Conley and Shirley Young, each of whom is independent within the meaning of the NASDAQ Stock Market Rules and Rule 10A-3(b)(l) under the Securities Exchange Act of 1934. Our Board determined that Messrs. Conley and Tarola qualify as “audit committee financial experts” within the meaning of the SEC rules.  Mr. Conley’s relevant experience includes his service as Chief Executive Officer of several companies, including Aha! Software LLC, Verio Inc., and Tanning Technology Corporation, his service as Chief Executive Officer and Interim Chief Financial Officer of Galileo International and his experience as a transactional attorney at Covington & Burling LLP.  Mr. Tarola’s relevant experience includes his service as Senior Vice President and Chief Financial Officer of W.R. Grace & Co., as Senior Vice President and Chief Financial Officer of MedStar Health, Inc. and as a partner with Price Waterhouse LLP.  During 2012, the Audit Committee held four regularly scheduled meetings and four special meetings, and did not approve any matters through unanimous written consent. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Compensation Committee

The Compensation Committee operates under the Compensation Committee charter adopted by our Board and is responsible for, among other things:

•                  Reviewing performance goals and determining or approving the annual salary, bonus and all other compensation for each executive officer (consistent with the terms of any applicable employment agreement);

•                  Reviewing and approving compensation programs for non-employee members of our Board;

•                  Reviewing, approving and recommending terms and conditions for all employee benefit plans (and changes thereto);

•                  Reviewing and evaluating risks associated with our compensation plans for all employee groups;

•                  Administering the TeleTech Holdings, Inc. 2010 Equity Incentive Plan, the TeleTech Holdings, Inc. Amended and Restated 1999 Stock Option and Incentive Plan, the TeleTech Holdings, Inc. 1995 Stock Option Plan and the TeleTech Holdings, Inc. Directors Stock Option Plan and other employee benefit plans as may be adopted by us from time to time; and

•                  Recommending inclusion of the Compensation Discussion and Analysis in the proxy statement and our Annual Report on Form 10-K.

The current members of the Compensation Committee are Anjan Mukherjee (Chair), Gregory A. Conley and, as of February 2013, Robert Frerichs, each of whom is an “independent director” as defined under the NASDAQ Stock Market Rules, a “non-employee director,” as defined under SEC Rule 16b-3, and an “outside director,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  During 2012, the Compensation Committee held four regularly scheduled meetings and seven special meetings, and did not approve any matters through unanimous written consent. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and is responsible for, among other things:

•                  Identifying and recommending to our Board qualified candidates for election or appointment to our Board; and

•                  Overseeing matters of corporate governance, including the evaluation of Board performance and processes, and assignment and rotation of Board committee members.

The current members of the Nominating and Governance Committee are Shrikant Mehta (Chair) and Anjan Mukherjee, each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Stock Market Rules. During 2012, the Nominating and Governance Committee held three regularly scheduled meetings, three special meetings, and did not approve any matters through unanimous written consent. The Nominating and Governance Committee reviews and assesses the adequacy of its charter on an annual basis.

Code of Conduct and Committee Charters

We have adopted a Code of Conduct applicable to all of our directors, officers (including our CEO, Chief Financial Officer, Controller and any person performing similar functions) and employees which includes the prompt disclosure of any waiver of the Code of Conduct, approved by our Board, for executive officers or directors. The Code of Conduct is available on our website, and we intend to disclose any waivers of, or amendments to, the Code of Conduct on our website. The Code of Conduct, Audit Committee charter, Compensation Committee charter, and Nominating and Governance Committee charter may be viewed on our website at http://www.teletech.com by selecting the links to “Investors” and then “Corporate Governance.” You may also obtain a copy of any of these documents without charge by writing to: TeleTech Holdings, Inc., at 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Corporate Secretary.

Communications with our Board

Stockholders may communicate with our Board or any of the directors by sending written communications addressed to our Board or any of the directors c/o the Corporate Secretary, TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112. All communications are compiled by the Corporate Secretary and forwarded to our Board or the individual director(s) accordingly.

Non-Employee Director Compensation Overview

During 2012, non-employee directors received: (1) an annual retainer of $75,000; (2) additional annual retainer fees for Board committee service as follows:

Chair of Audit Committee	$27,000
Other Members of Audit Committee	$13,500
Chair of Compensation Committee	$20,000
Other Members of Compensation Committee	$10,000
Chair of Nominating and Governance Committee	$15,000
Other Members of Nominating and Governance Committee	$5,000

(3) an annual grant of $75,000 of restricted stock units (RSUs), based on the fair market value of our common stock on the grant date; and (4) for each non-employee director who first joined our Board on or after May 21, 2009, an initial grant, on the later of the date on which such independent director first joined our Board or the date on which the Compensation Committee approved the initial grant, of $100,000 of RSUs, based on the fair market value of our common stock on the grant date. The RSUs granted to non-employee directors vest in full on the earlier of the first anniversary of the date of grant or the date of the succeeding year’s annual meeting of stockholders, or any change-in-control event (as defined in the RSU agreement).

2012 Non-Employee Director Compensation

The following table presents information regarding the compensation paid during 2012 to non-employee directors:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards(1) ($) (d)	Non-Equity Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Gregory A. Conley	$59,505	$174,985	—	—	—	—	$234,490
Robert Frerichs	$28,202	$99,993	—	—	—	—	$128,195
Shrikant Mehta	$86,038	$74,989	—	—	—	—	$161,027
Anjan Mukherjee	$98,021	$74,989	—	—	—	—	$173,010
Robert M. Tarola	$96,646	$74,989	—	—	—	—	$171,635
Shirley Young	$88,500	$74,989	—	—	—	—	$163,489

(1)         The amounts set forth in column (c) reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

Equity Interests of Non-Employee Directors

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the non-employee directors as of December 31, 2012:

	Number of Shares Subject to Outstanding Options as of 12/31/12	Number of Unvested Stock Awards as of 12/31/12
Gregory A. Conley	—	12,043
Robert Frerichs	—	5,875
Shrikant Mehta	15,000	5,161
Anjan Mukherjee	—	5,161
Robert M. Tarola	35,000	5,161
Shirley Young	60,000	5,161

Compensation Committee Interlocks and Insider Participation

Anjan Mukherjee (Chair), Gregory A. Conley and our former director, Ruth C. Lipper, served on the Compensation Committee during 2012.  There were no Compensation Committee interlocks during 2012.  None of the members of the Compensation Committee has been an officer or employee of TeleTech.  None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee.

Nominations of Directors

The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to our Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of our Board. The Nominating and Governance Committee considers potential candidates for director, who may come to the attention of the Nominating and Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual’s skills, diversity, independence from us, experience in areas that address the needs of our Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the business process outsourcing industry or industries traditionally served by business process outsourcing companies, in light of the function and needs of our Board, as well as independence, financial expertise, public company experience, personal integrity and reputation. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election and as reflected in our Board’s current composition. Whenever a new seat or a vacated seat on our Board is being filled, candidates that appear to best fit our needs and those of our Board are identified and unless such individuals are well known to our Board, they are interviewed and further evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to our full Board for approval.

The Nominating and Governance Committee will consider candidates for our Board recommended by stockholders if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with Section 2.12 of our Second Amended and Restated Bylaws, applicable rules and regulations of the SEC and NASDAQ Stock Market and the notice provisions for stockholder proposals discussed in the section entitled “GENERAL INFORMATION” under the heading “Next Annual Meeting of Stockholders.” The Nominating and Governance Committee considers properly submitted nominees in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, the materials provided by a stockholder to us for consideration of a director nominee are forwarded to the Nominating and Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our equity securities. Based on our review of the Forms 3, 4 and 5 filed, we believe that our directors, executive officers and 10% stockholders filed all Section 16(a) reports on a timely basis during 2012.

Information Regarding Executive Officers

The following persons are our executive officers:

Martin DeGhetto, 55, joined us as an Executive Vice President of Operations in March 2010, assumed the responsibilities over the Company’s information technology operations in February 2012 and was appointed to the position of Chief Operations Officer in September 2012.  From 2008 to 2010, Mr. DeGhetto served as executive vice president for the Commercial Division at Connextions, Inc., a privately-held technology and business services provider to the health care industry, where he was responsible for client satisfaction, profitability, and growth for their commercial clients.  From 1999 to 2008, Mr. DeGhetto was employed at Convergys Corporation, a customer management company listed on the New York Stock Exchange.  While at Convergys, Mr. DeGhetto held the positions of senior vice president, North American/European Operations from 2003 to 2008, where he was primarily responsible for the company’s United States, Canada and Europe operations, and vice president, technical support services from 1999 to 2003.  From 1996 to 1999, Mr. DeGhetto was vice president, International Customer Service with American Express Company, a global services company listed on the New York Stock Exchange, where he was responsible for improving productivity, quality and costs for all international contact centers. Prior to joining American Express, Mr. DeGhetto was employed by AT&T/American Transtech from 1977 to 1996 where he held several operational and information technology leadership positions, including leading the Employee Benefit Services business unit.

Judi Hand, 51, joined us in April 2007 as President and General Manager of Direct Alliance Corporation, a wholly owned subsidiary of TeleTech. On July 22, 2011, she assumed additional responsibility as our Chief Sales Officer. From 2004 until 2007, Ms. Hand served as Senior Vice President of Enterprise Sales with AT&T and Vice President of AT&T Business Services for small and mid-sized markets from 2003 until 2004.  Previously, she served as Senior Vice President of Sales and Customer Care at Qwest for small business and consumer markets from 1999 until 2002, Chief Marketing Officer for U. S. WEST-Dex from 1998 until 1999 and Vice President of Solutions Marketing and Director of Market Strategy Development for U. S. WEST from 1995 until 1997.

Michael M. Jossi, 47, joined us in January 2005 as Vice President, Learning Services, and in December 2006, he was promoted to Senior Vice President, Human Capital. In April 2007, Mr. Jossi was promoted to Executive Vice President, Global Human Capital, a position he held on an interim basis until it was made permanent in August 2008. From 1998 until January 2005, Mr. Jossi was President and Chief Executive Officer of Active Education, Inc., a developer and provider of classroom and online computer training products for businesses.

Regina Paolillo, 54, joined us in November 2011 as Chief Financial Officer (CFO), Chief Administrative Officer, Executive Vice President and Secretary. Prior to joining us, Ms. Paolillo was employed by Trizetto Group, Inc., a privately held company providing business and professional services to the healthcare industry, since January 2009 as Executive Vice President and Chief Financial Officer and since September 2009 as the Executive Vice President for Enterprise Services and Chief Financial Officer. In those positions she was in charge of finance, corporate development, legal, human capital, information technology, risk management and real estate and facilities operations. Prior to joining Trizetto, Ms. Paolillo served from April 2007 through December 2008 as Senior Vice President, Operations Group for General Atlantic, a leading global growth equity firm which manages approximately $17 billion in capital, where she led the operations group in supporting several of the firm’s investments. From August 2005 through March 2007, Ms. Paolillo served as the Executive Vice President of Revenue Cycle and Mortgage Services for the Creditek subsidiary of Genpact, a New York Stock Exchange listed global business process and technology management company. Prior to its acquisition by Genpact in August 2005, Ms. Paolillo served as Creditek’s Chief Executive Officer from June 2003 through July 2005 and its Chief Financial Officer from October 2002 through May 2003. Ms. Paolillo also previously served as the Chief Financial Officer and Executive Vice President for Corporate Services for Gartner, Inc., a New York Stock Exchange listed information technology research and advisory company from October 1999 through September 2002.

Brian Shepherd, 45, joined us in January 2013 as Executive Vice President and President of Customer Strategy and Technology Services.  Prior to joining us, Mr. Shepherd was employed since 2005 by Amdocs Ltd., a publicly held provider of software and services for communications, media and entertainment industry service providers, serving as Executive Vice President and Group President since October 2012, Senior Vice President and Group President of Broadband Cable and Satellite Group, Diversification and Global Marketing from November 2010 through October 2012, as Group President, Digital Services, Global Marketing, and Broadband Cable and Satellite from May 2010 to November 2010, as President of Amdocs Interactives from November 2008 to May 2010, as Division President, North America Communications and Cable from October 2006 to November 2008, and as Business Unit President of Cable and Satellite from 2005 to 2008. Prior to its acquisition by Amdocs, Mr. Shepherd served as Senior Vice President of Customer Business Operations for DST Innovis, where he had been since 2002. Prior to his experience with DST Innovis and Amdocs, Mr. Shepherd was an executive with SoDeog Technologies, a wireless software company, a strategy consultant with McKinsey & Company, and manager of a pharmaceutical manufacturing operation for Eli Lilly. Mr. Shepherd holds a Bachelors Degree in Economics from Wabash College and a Masters Degree in Business from Harvard Business School.

Information regarding Kenneth D. Tuchman, Chairman and CEO, and James E. Barlett, Vice Chairman, is provided in this section under the heading “Information Concerning the Nominees for Election as Directors.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program as it relates to the following “named executive officers”:

Kenneth D. Tuchman	Chairman of the Board and CEO
Regina Paolillo	Executive Vice President, CFO, Chief Administrative Officer and Secretary
Martin DeGhetto	Executive Vice President, Chief Operations Officer
Judi Hand	Executive Vice President, Chief Sales Officer
Michael M. Jossi	Executive Vice President, Global Human Capital

Executive Summary

We are one of the largest and most geographically diverse global providers of technology-enabled, fully-integrated customer experience management solutions. We have a 30-year history of helping our clients maximize the value of their brand through the design and delivery of exceptional customer experiences. Our end-to-end offering originates with the design of data-rich customer-centric strategies. These customer-centric strategies are then enabled by a suite of technologies and world class operations that allow us to more effectively manage and grow the economic value of our client’s customer relationships. We have developed deep vertical industry expertise and serve approximately 200 global clients in the automotive, broadband, communications, financial services, government, healthcare, logistics, media and entertainment, retail, technology and travel industries. We target customer-focused industry leaders in the Global 1000, which are the world’s largest companies based on market capitalization, due to their size, global reach and desire for a partner who can quickly and globally scale a suite of fully-integrated services.

Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior performance that creates long-term investor value. We have created incentives through our discretionary performance-based cash incentive awards and through our grant of time vesting restricted stock units for our executive officers to remain as productive long-term employees, to effectively manage our businesses and related risks, to drive financial performance and generally to align their interests with those of our stockholders. We have also structured our compensation programs for named executive officers to place a meaningful portion of their compensation “at risk” and subject to satisfaction of objective and subjective financial performance measures and targets.

In 2012, our annual revenue was $1.16 billion and our operating income was 6.8%; compared to annual revenue of $1.18 billion in 2011 and operating income of 7.9%.  As detailed below in the section “How We Determine Executive Compensation—2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding,” we authorized cash awards of $1.3 million for our named executive officers based on 2012 performance.  As detailed below in the section “Equity Awards—2012 RSUs,” equity awards to our named executive officers represented between approximately 0% and approximately 69% of the total compensation of our named executive officers in 2012.  Our Compensation Committee continues to review our compensation programs to ensure that they are effective to achieve our compensation goals.

Stockholder Support for Our Compensation Decisions

At our annual meeting of stockholders held in May 2012, our stockholders approved the compensation of our named executive officers (“say-on-pay vote”) with over 95% approval.  In light of the stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2012. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our named executive officers.

Executive Compensation Program Overview and Design Principles

Our goal for executive compensation is to attract, motivate and retain highly qualified executives focused on delivering superior performance that creates long-term investor value. We have developed and implemented executive compensation policies, plans and programs intended to closely align the financial interests of the named executive officers with those of our stockholders in order to enhance our long-term growth and profitability and therefore create long-term stockholder value. Our executive compensation program also requires each named executive officer to demonstrate exceptional individual performance and to contribute as a member of the team to our overall success rather than merely achieve specific objectives within that officer’s area of responsibility. Each year, the Compensation Committee, which is made up entirely of independent directors, determines the compensation of the CEO and, after reviewing the CEO’s recommendations, the other named executive officers.

Five Overarching Principles

We have designed our executive compensation program around five overarching principles:

•                       Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by named executive officers directly and demonstrably links to individual and company-wide performance;

•                       Offer market competitive compensation opportunities that will allow us to attract and retain named executive officers capable of leading us to the fulfillment of our business objectives;

•                       Ensure that our named executive officers remain focused on individual operational goals to build the foundation for our long-term success;

•                       Align the interests of named executive officers and stockholders to achieve long-term stock price performance; and

•                       Maintain an egalitarian culture with respect to compensation programs, such that a broad range of management employees may generally participate in the same equity-based and cash-based incentive programs as the named executive officers.

Four Components of Compensation

To achieve the five overarching principles, the compensation program for the named executive officers consists of the following four components of compensation, in order of their importance:

•                       Equity awards in the form of RSUs or stock options under our Equity Incentive Plans;

•                       Annual discretionary performance-based cash incentive awards;

•                       Discretionary cash bonuses to recognize exceptional individual achievement and contributions to our overall financial performance based on a decision by the Compensation Committee to fund discretionary bonuses outside of the discretionary performance-based cash incentive awards; and

•                       Base salary.

The named executive officers are also eligible to participate in our general health and welfare programs, 401(k) plan, insurance program and other employee programs on substantially the same basis as other employees. Although we pay as perquisites all or a portion of the named executive officers’ premiums for certain of these plans, we believe that perquisites should be limited in scope and value, and they have not historically constituted a significant portion of executive compensation.

Equity Awards

Equity Awards in the Form of RSUs Minimize Dilution and Support Long-Term Focus.    We rely heavily on long-term equity awards in our executive compensation program to attract and retain an outstanding executive team and to motivate the executive team to improve our long-term financial performance. We implemented a program of awarding RSUs in order to motivate executives, enhance morale and teamwork, and encourage retention. Unlike a stock option award, the compensation value of an RSU award does not depend solely on future stock price increases; at grant, its value is equal to our stock price. Although its value may increase or decrease with changes in our stock price before vesting, an RSU award will maintain value in the long term, encouraging retention. By contrast, the value of a stock option depends solely on future stock price appreciation. Accordingly, RSUs deliver significantly greater share-for-share compensation value at grant than stock options, and we can offer comparable grant date compensation with fewer shares and—with regard to RSUs that vest over time—less dilution to our stockholders.

The Compensation Committee believes that RSU awards are the most effective way to align the named executive officers’ interests with the interests of our stockholders and to attract and retain talented executives by providing a strong economic incentive to continued employment. Furthermore, the Compensation Committee believes that substantial equity ownership by individual executive officers helps to align their interests and to ensure that these individuals remain focused on building stockholder value.

Selective Use of Stock Options Allows Market-Competitive Equity Grants.    The Compensation Committee selectively utilizes stock option grants to provide market-competitive equity grants that are tied to long-term stock appreciation. The Compensation Committee believes that such long-term stock option awards provide a market-competitive total compensation package while also requiring an increase in shareholder value for the recipient to receive the financial reward associated with the stock option award.

Cash Incentives

Discretionary Performance-Based Cash Incentives.    The Compensation Committee believes that discretionary performance-based cash incentive awards are an important component of our executive compensation program as they provide recognition to named executive officers whom the Compensation Committee has determined are eligible to receive an award based on the Compensation Committee’s subjective evaluation of each named executive officer’s performance. They are, however, a less significant factor in attracting new executive talent than our equity awards, as they tend to promote retention only in the short-term. The secondary significance of the discretionary performance-based cash incentive awards is further evidenced by the fact that the CEO and the Vice Chairman have not historically elected to receive them.

Discretionary Cash Bonuses Award Exceptional Individual Achievement and Provide Retention Incentives.    We have not historically relied on discretionary cash bonuses because we prefer to reward executive performance with long-term equity incentive compensation. Nevertheless, the Compensation Committee believes that discretionary cash bonuses are another important component of our executive compensation program because they allow the Compensation Committee to recognize exceptional individual achievement and contributions to our overall financial performance based on the Compensation Committee’s subjective evaluation of each named executive officer’s performance or to provide for retention of key executives. This is especially true in situations where the Compensation Committee believes that the discretionary performance-based cash incentives, as funded based on achievement of certain annual revenue and operating income targets, have not adequately compensated an executive officer for his or her individual achievements and contributions. See the section “How We Determine Executive Compensation—2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding” below for more information about the funding of the discretionary performance-based cash incentive awards.

Base Salaries Reflect Our Emphasis on Building Stockholder Value.    The Compensation Committee believes that base salaries are much less important than long-term equity awards and cash incentives in meeting our compensation objectives. While we believe that base salaries should generally be competitive, we do not believe that base salaries provide significant long-term focus nor do we believe that they are a key driver in motivating our named executive officers to build stockholder value. As a result, we have historically targeted base salaries for our named executive officers at the 50th percentile of the “peer group” as defined in this section under the heading “How We Use Peer Group, Survey and Benchmarking Data.”  The secondary significance of the base salaries is further evidenced by the fact that the Compensation Committee approved a request from Mr. Tuchman to waive his right to the full amount of his base salary as set forth in his employment agreement and instead receive a base salary of $1 per year effective March 8, 2012.

How We Use Consultants

Since November 2004, we have retained the services of Compensia, Inc., an executive compensation consulting firm. From time to time, Compensia provides advice to the Compensation Committee and us. In addition, since April 2008, the Compensation Committee has retained the services of Latham & Watkins, LLP, a law firm, to act as independent counsel to the Compensation Committee. No member of our Board or any named executive officer has any affiliation with either Compensia or Latham & Watkins and our CEO has not met with representatives of

Compensia or Latham & Watkins regarding his compensation or the compensation of other named executive officers.

Compensia.    The Compensation Committee either directly, or through our human capital department at the direction of the Compensation Committee, periodically seeks input from Compensia on a range of executive compensation issues. Among other things, Compensia provides the Compensation Committee with independent compensation advice on various aspects of executive compensation, including:

•                       a periodic review of our compensation practices, trends and philosophy;

•                       a competitive assessment of our executive compensation levels and pay-for-performance linkage;

•                       an analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group; and

•                       a review of our equity award and cash incentive programs.

Compensia takes its direction solely from, and provides reports solely to, the Compensation Committee, or members of our human capital department at the direction of and on behalf of the Compensation Committee.  Billing for Compensia’s services was provided directly to and approved for payment by the Compensation Committee. Although Compensia provides recommendations on the structure of our compensation programs, Compensia does not determine the amount or form of compensation for any named executive officers. We do not use Compensia for services outside of executive compensation. We paid Compensia less than $60,000 in each of 2011 and 2012 for services provided.  In light of the prospective application of the independence analysis of compensation consultants, at the request of the Compensation Committee, Compensia addressed and confirmed their independence in writing to the Compensation Committee.

Latham & Watkins.    The Compensation Committee, either directly or indirectly through our legal or human capital departments at the direction of the Compensation Committee, periodically seeks advice from Latham & Watkins on various legal issues. Latham & Watkins reviews public disclosures relating to executive compensation and advises the Compensation Committee as to corporate governance issues and the legal structure of equity and cash compensation plans. Although Latham & Watkins may provide legal advice on the structure of compensation programs, Latham & Watkins does not determine the amount or form of compensation for any named executive officers. We do not use Latham & Watkins for services outside of those provided to the Compensation Committee.

How We Use Peer Group, Survey and Benchmarking Data

With the assistance of our human capital department, the Compensation Committee identified a “peer group” of companies for 2012 that compete with us in the labor and capital markets and that follow similar compensation models. The peer group that the Compensation Committee reviewed to ensure that our total compensation is within a reasonably competitive range included: Acxiom Corporation, Convergys Corporation, FTI Consulting, Inc., Insperity, Inc., Kelly Services, Inc., MAXIMUS, Sapient, SFN Group, Inc., Stream Global Services, Inc. and Sykes Enterprises Incorporated. The Compensation Committee selected this group of companies because they are in the same or similar industries, they compete with us for executive talent and they employ similar executive compensation models. The Compensation Committee reviews the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing markets and to confirm proper levels of compensation for our named executive officers. This peer group data is one factor the Compensation Committee uses in establishing targeted base salaries (targeted at the  50th percentile of peer group base salary compensation for executive officers performing the same or similar roles) and discretionary performance-based cash incentive awards (targeted at the 75th  percentile of peer group incentive bonus awards for executive officers performing the same or similar functions) and otherwise determining the mix of equity awards, cash incentives, and base salaries. The peer group data, however, is not a definitive or dispositive factor in making such compensation decisions. Moreover, the Compensation Committee does not adhere to strict formulas, benchmarking or its review of this peer group data to determine the mix of compensation elements. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as our overall financial performance.

How We Use Employment Agreements

From time to time, we have entered into employment agreements with senior officers, including some of the named executive officers. The Compensation Committee generally will approve employment agreements when it determines that an employment agreement is desirable to obtain a measure of assurance as to the executive’s continued employment or to attract an executive in light of market conditions. Based on an evaluation of these factors, we previously entered into employment agreements with Mr. Tuchman and entered into an employment agreement with Ms. Paolillo upon her hire in November 2011. Pursuant to these agreements, Mr. Tuchman is entitled to receive an annual base salary. On March 8, 2012, the Compensation Committee approved a request from Mr. Tuchman to waive his right to the full amount of his base salary as set forth in Section 2 of the employment agreement and instead to receive a base salary of $1 per year effective March 8, 2012. Mr. Tuchman is also entitled to participate in all other employee benefit plans, in each case, on terms and conditions no less favorable than the terms and conditions generally applicable to his peers. Ms. Paolillo is entitled to receive a base salary, a guaranteed bonus for 2011, which was paid in March 2012, and is eligible to receive additional incentive compensation and discretionary cash bonuses, as may be determined by the Compensation Committee from time to time. Employment agreement provisions relating to severance, termination and change-in-control are discussed in greater detail in the “EXECUTIVE COMPENSATION TABLES” section under the heading “Potential Payments upon Termination or Change in Control—Employment Agreements.”

How We Determine Executive Compensation

Compensation Committee Determines All Executive Compensation

The Compensation Committee determines all compensation for the named executive officers on an annual basis. The Compensation Committee conducts a subjective evaluation of the performance of each named executive officer to determine if any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations or decision with regard to his compensation. At the Compensation Committee’s request, however, the CEO and the Executive Vice President, Global Human Capital review with the Compensation Committee the performance of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other named executive officers in its subjective evaluation because of his direct knowledge of each officer’s performance and contributions.

The Compensation Committee reviews peer group data as described above under “Executive Compensation Program Overview and Design Principles—How We Use Peer Group, Survey and Benchmarking Data.” The Compensation Committee, however, does not base its aggregate compensation decisions on such peer group data, but rather utilizes it as a measure of the competitive market for executive talent in our industry. The Compensation Committee also does not adhere to strict formulas to determine the mix of equity awards, cash incentives and base salaries. The Compensation Committee can and does consider our objective financial results in its subjective evaluation of each named executive officer’s performance. However, other than the funding of our discretionary performance-based cash incentive awards, there is no formulaic tie between our financial results and the Compensation Committee’s evaluation of the performance of each named executive officer.  See “2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding” in this section for more information regarding funding of the discretionary performance-based cash incentive awards. The Compensation Committee also considers various factors in exercising its discretion to determine the composition and amount of compensation for each named executive officer. The ability to impose subjective judgment and to consider various factors in its discretion, rather than relying on a formulaic approach, provides important flexibility in determining compensation components and the amount of compensation required to retain current executives, to attract new executives in our highly competitive, rapidly changing markets and to confirm appropriate levels of compensation for our named executive officers. For each named executive officer, the Compensation Committee determines the amount of each component of compensation under our executive compensation program using subjective criteria, based on each named executive officer’s impact on our overall performance by examining the following “success factors”:

•                       contribution to our overall operating effectiveness, strategic success and profitability;

•                       role in developing and maintaining key client relationships;

•                       level of responsibility, scope, and complexity of such named executive officer’s position relative to other named executive officers;

•                       leadership growth and management development over the past year;

•                       completion of strategic projects;

•                       innovations to continuously improve performance and open communications;

•                       ability to provide hands-on business problem solving and wise business decisions; and

•                       demonstration of business ownership.

The Compensation Committee selected these eight success factors because they believe they are important indicators of increased stockholder value. The success factors are not quantified or weighted for importance. The Compensation Committee’s use of the success factors is tied to the responsibilities of the named executive officers. For example, greater weight will be given to the “role in developing and maintaining key client relationships” for the Chief Sales Officer due to her responsibilities for overseeing sales operations, while greater weight will be given to “contribution to our overall operating effectiveness, strategic success and profitability,” and “completion of strategic projects,” among other factors, for the Chief Financial Officer, Chief Administrative Officer and Secretary, for her responsibilities relating to our financial performance and growth.

Equity Awards

In determining the amount of any grant of an equity award to a named executive officer, the Compensation Committee reviews the outstanding equity awards of the named executive officer to determine whether additional awards are warranted in light of the Compensation Committee’s review of the named executive officer’s performance. The Compensation Committee then determines the actual award to any officer based on general reference to, but not benchmarked to, our peer group data for equity compensation for the executive officer’s role with us and as compared to our other executive officers and the relative performance of each other executive officer.

Vesting Conditions.    All RSU awards to our named executive officers give the officer the right to receive a specified number of shares of common stock at no cost to the officer, if the terms of the grant are satisfied and the officer is continuously employed or serves on our Board through each vesting date. The Compensation Committee approves all equity awards and the grant date for any individual equity award is the date on which the Compensation Committee approves such grant. The Compensation Committee approves all equity awards at meetings of the Compensation Committee and does not use unanimous written consents for any equity award approvals. RSU awards typically vest over a period of four or five years. The named executive officer is generally not eligible to receive the shares if service is terminated before the RSUs vest. In addition, the vesting of RSUs may be affected by a change in control as discussed in the “EXECUTIVE COMPENSATION TABLES” section under the heading “Potential Payments upon Termination or Change in Control.” The Compensation Committee also has the discretion to accelerate the vesting of any RSU or stock option.

2012 RSU Awards.    In March 2012, as part of our annual equity award process for both named executive officers and other management personnel, the Compensation Committee took into account each named executive officer’s relative contributions to our operating results in 2011 as well as the overall competitiveness of each named executive officer’s compensation package in comparison with our “peer group” as described under “Executive Compensation Program Overview and Design Principles—How We Use Peer Group, Survey and Benchmarking Data.”  Accordingly, the Compensation Committee granted 25,000 RSU awards to Mr. DeGhetto that vest over time in five equal installments through 2017, subject to continued employment.  Additional equity awards were not awarded to the other four named executive officers at this time because their overall compensation, including outstanding equity awards, was deemed to be in line with “peer group” data.  On November 1, 2012, the Compensation Committee approved a special equity award of 100,000 RSU awards for Ms. Paolillo to reflect her unique and substantial contributions to us and for retention purposes.  The RSU awards will vest over time in five equal installments through 2017, subject to continued employment.

2012 Stock Option Awards.    Under our Equity Incentive Plans, stock options are authorized to be issued at the discretion of the Compensation Committee. During 2012, the Compensation Committee did not authorize the grant of any stock option awards to our named executive officers.

Funding for Discretionary Performance-Based Cash Incentives and Discretionary Cash Bonuses

Funding for discretionary performance-based cash incentive awards is determined throughout the year based on our achievement of annual revenue and operating income objectives in our internal business plan (excluding extraordinary, unusual or infrequently occurring events or changes in accounting principles).  The Compensation Committee awards discretionary performance-based cash incentives to executive officers on an annual basis in the year following the year for which performance is measured. The Compensation Committee has the authority to reduce or entirely eliminate the funding of the discretionary performance-based cash incentive awards, in its sole discretion.  See “2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding” in this section for more detail regarding funding of the discretionary performance-based cash incentive awards in 2012.

Additionally, the Compensation Committee may from time to time determine that additional funding should be provided outside of the discretionary performance-based cash incentive awards to fund discretionary bonuses for retention or to award executive officers and non-executive officer employees for their efforts during those years in which our annual revenue and operating income performance resulted in a low funding of discretionary performance-based cash incentive awards.

2012 Discretionary Performance-Based Cash Incentive Awards based upon 2011 Financial Performance

The Compensation Committee did not award discretionary performance-based cash incentive awards to our named executive officers in 2012 for 2011 performance because the Compensation Committee elected to eliminate the funding of the discretionary performance-based cash incentive awards due to our overall financial performance (as described in our 2011 proxy statement).

2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding

Funding of the discretionary performance-based cash incentive awards is based on our achievement of corporate annual revenue and operating income targets which include all four of our business segments.  In measuring our performance under both the revenue and operating income targets, we exclude certain one-time or unusual items which may occur during the year such as mergers, acquisitions, asset impairments, client credits, restructuring activities, abandonment charges, government grant claw backs, incentive benefit pool or 401(k) funding accruals or legal and settlement expenses.

For purposes of awards to be made in 2013 for 2012 performance, the Compensation Committee approved $1.3 million of discretionary performance-based cash incentive awards based on achievement of 2012 revenue results of $1.16 billion and operating income results of $78.5 million against the annual revenue targets of $1.15 billion to $1.2 billion and operating income targets of $97.8 million to $108 million.  The 2012 operating income results were equitably adjusted by the Compensation Committee for purposes of determining discretionary performance-based cash incentive awards for pretax restructuring and asset impairment charges related to the decision to exit certain underperforming markets and programs.  Based upon these equitable adjustments, the 2012 revenue results of $1.16 billion and adjusted operating income results of $104.5 million were measured against the targets discussed above.  Achievement at the 100% level for annual revenue and operating income targets in 2012 would have resulted in the funding of the discretionary performance-based cash incentive awards at $2.1 million based upon the amount of discretionary performance-based cash incentive awards that the named executive officers are collectively entitled to receive at 100% of their targets.  See “2012 Cash Incentives — Strategic Objectives—2012 Discretionary Performance-Based Cash Incentive Payout” below for more information about payment targets.  Failure to achieve minimum annual revenue and operating income targets in 2012 would have resulted in the failure to fund the discretionary performance-based cash incentive awards.  As we performed between targets in 2012, the amount of discretionary performance-based cash incentive awards paid out was interpolated to reflect this performance.

While the discretionary performance-based cash incentive award targets are reset each year, the Compensation Committee seeks to set target levels for purposes of funding the discretionary performance-based cash incentive awards that are difficult to achieve, but achievable, if certain conditions are satisfied, including, in particular the following:

•                       we continue to operate our business to our historic standards of efficiency, production and performance;

•                       we continue to close sales with new and existing customers;

•                       we continue to control our costs of conducting and growing our business and operations;

•                       external market forces are consistent with expectations (at the time we establish our annual budgets) in the business process outsourcing market;

•                       clients we serve continue to remain financially sound and satisfy their contractual obligations to us; and

•                       we do not experience unforeseen events, such as natural disasters, political or social instability or other casualty events that have a material adverse impact on our financial results.

Consequently, our ability to achieve the discretionary performance-based cash incentive award targets each year is heavily dependent not only upon factors within our control, but also upon current economic conditions and the conditions outlined above. For example, in 2010, we did not fund the discretionary performance-based cash incentive awards in any period other than the third quarter of 2010 for achievement of the operating income target for that quarter. In 2011, the Compensation Committee elected to eliminate 100 percent of the 2011 discretionary performance-based cash incentive awards due to our overall financial performance.  Accordingly, there is uncertainty with respect to achieving the discretionary performance-based cash incentive award funding targets at the time they are set, and although our strong historical operating performance, favorable business process outsourcing market conditions and continued performance by clients with whom we contract have resulted in prior funding of discretionary performance-based cash incentive awards, prior years have demonstrated that past performance is not a guarantee of future performance and that the Compensation Committee has set targets at levels designed to challenge management. Therefore, the targets set each year, provide our named executive officers with a reasonable, although not certain, expectation of receiving cash incentives through discretionary performance-based awards.

In addition, the determination of cash incentives through discretionary performance-based awards or through discretionary cash bonuses are subjective and subject to the discretion of the Compensation Committee, which has retained complete authority and discretion to decide whether to make any cash incentive awards and, if made, the amount of such awards.

2012 Cash Incentives – Strategic Objectives

The Compensation Committee bases its decision to award cash incentives through discretionary performance-based awards and discretionary cash bonuses to individual named executive officers, if any, primarily on subjective criteria relating to achievement of our strategic objectives. Specifically, the Compensation Committee subjectively bases its decision to award cash incentives on the eight success factors described above in this section under “Compensation Committee Determines All Executive Compensation,” including such considerations as (i) company-wide business results, including revenue, gross margin, operating income and free cash flow on a consolidated basis, indicators such as total company bookings, client retention, employee retention and overhead efficiencies, and support, enablement and monetization of cross-company organic and inorganic investments; (ii) business segment results, including revenue, gross margin, operating income and free cash flow on a business segment basis, indicators such as business segment bookings, client retention, client profitability, employee retention and employee productivity on a business segment basis, and delivery against business segment organic and inorganic investments; and (iii) execution against strategy to deliver on a long term plan to meet revenue and operating income goals.  While the Compensation Committee can and does consider objective financial results in its subjective evaluation of an executive officer’s performance, there is no formulaic tie between the financial results and the amount of the cash incentives under discretionary performance-based awards or discretionary cash bonuses. Further, the Compensation Committee exercises discretion in determining to award discretionary performance-based cash incentives rather than relying on a formulaic approach. The Compensation Committee generally determines whether to award a discretionary performance-based cash incentive, and the amount of any such award, to named executive officers in

February of the year following the year for which performance is measured. After the Compensation Committee determines whether to award and the amount of the awards of discretionary performance-based cash incentives to named executive officers, the Company generally pays those bonuses in the next 30 days.

The discretionary performance-based cash incentive awards do not provide for the adjustment or recovery of amounts paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

2012 Discretionary Performance-Based Cash Incentive Payout.    For 2012, the Compensation Committee targeted the discretionary performance-based cash incentive awards for named executive officers at the 75th percentile of bonus compensation for our peer group companies based on our peer group data (as discussed above under “Executive Compensation Program Overview and Design Principles—How We Use Peer Group, Survey and Benchmarking Data”).

In March 2013, the Compensation Committee awarded discretionary performance-based cash incentive awards to the named executive officers for 2012 performance as follows: Ms. Paolillo $315,000; Mr. DeGhetto $315,000; Ms. Hand $175,000 and Mr. Jossi $180,000.  Mr. Tuchman communicated to the Compensation Committee prior to the determination of discretionary performance-based cash incentive awards that he did not desire to receive any such awards approved by the Compensation Committee.

The table below shows the target and actual discretionary performance-based cash incentive award amounts paid to each named executive officer in 2013 for 2012 performance as a percentage of base salary.

	Cash Incentives— Percentage of Base Salary
Title	Target	Actual
Chairman of the Board and CEO	— (1)	— (1)
Executive Vice President, CFO, Chief Administrative Officer and Secretary	100%	84%
Executive Vice President, Chief Operations Officer	100%	90%
Executive Vice President, Chief Sales Officer	100%	50%
Executive Vice President, Global Human Capital	100%	60%

(1)                                 Mr. Tuchman communicated to the Compensation Committee prior to the determination of discretionary performance-based cash incentive awards that he did not desire to receive such awards.

2012 Discretionary Bonuses.    The Compensation Committee did not award any discretionary cash bonuses to the named executive officers in 2012.

2012 Base Salaries

The Compensation Committee analyzed benchmarks for competitive base salaries using the “peer group” described above under “Executive Compensation Program Overview and Design Principles—How We Use Peer Group, Survey and Benchmarking Data.”  Generally, the Compensation Committee targeted the base salaries of our named executive officers for 2012 at the 50th  percentile of the peer group.  Based on these targets, the Compensation Committee approved base salary increases for Mr. DeGhetto from $300,000 to $350,000 and Mr. Jossi from $275,000 to $300,000.  Base salaries for the other named executive officers were in line with targets, with the exception of Mr. Tuchman’s base salary which is described below, and accordingly, no adjustments were made to base salaries for named executive officers other than Mr. DeGhetto and Mr. Jossi.

CEO Compensation

The independent members of our Board, at the recommendation of the Compensation Committee, determine adjustments to the CEO’s compensation and evaluate the performance of the CEO. Historically, our Board has compensated Mr. Tuchman primarily through grants of equity and not through cash compensation under discretionary performance-based cash incentive awards, discretionary cash bonuses or base salary. Our Board believes that focusing Mr. Tuchman’s compensation on equity awards better aligns the CEO compensation with the interests of stockholders.

In 2012, the Compensation Committee approved a request from Mr. Tuchman to waive his right to the full amount of his base salary under his employment agreement and instead receive a base salary of $1 per year.  Additionally, in 2012, Mr. Tuchman communicated to the Compensation Committee prior to the determination of discretionary performance-based cash incentive awards or discretionary cash bonuses that he did not desire to receive any discretionary performance-based cash incentive award or discretionary cash bonus.  Mr. Tuchman received additional compensation in the amount of approximately $60,462 in 2012, as discussed in the “EXECUTIVE COMPENSATION TABLES” section under the heading “All Other Compensation Table.”

Tax and Accounting Considerations

Limitations on the Deductibility of Compensation.    Under section 162(m) of the Code, unless certain exceptions apply, no tax deduction is allowed for annual compensation in excess of $1 million paid to our principal executive officer and three most highly compensated executive officers other than our principal financial officer unless it qualifies as “performance-based compensation” that is based upon performance criteria that has been disclosed to and approved by stockholders before the payment of such compensation. Performance-based compensation qualifying under section 162(m), among other requirements, must be payable only upon attainment of pre-established, objective performance goals that were established by a Board committee that consists only of “outside directors.” In 2012, the Compensation Committee did not award any equity-based or other compensation that would meet the performance-based compensation requirements of section 162(m).  Discretionary performance-based cash incentive awards do not meet the requirements for exempt performance-based compensation under section 162(m). In the future, the Compensation Committee will use its discretion to determine whether to make awards that satisfy the “qualified performance-based compensation” requirements of section 162(m) in order to maximize tax deductibility of executive compensation, while balancing the interests of our stockholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with section 409A. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, section 409A. We provide certain executives, including our named executive officers, with the opportunity to contribute all or a portion of their salaries, cash incentives or discretionary cash bonuses to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions.

Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

Compensation Risk Assessment

As discussed above under the heading “Board’s Role in Our Risk Management,” annually we conduct an assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review and discussion, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures included in this section entitled “COMPENSATION DISCUSSION AND ANAYLSIS.” Based upon this review and discussion, the Compensation Committee recommended to our Board that the section entitled “COMPENSATION DISCUSSION AND ANAYLSIS” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

Anjan Mukherjee, Chair
Gregory A. Conley
Robert Frerichs

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table For Year Ended December 31, 2012

The following table sets forth the compensation for the services in all capacities to us and our subsidiary companies for the years ended December 31, 2012, 2011 and 2010 of (1) our CEO, (2) our CFO; and (3) the three most highly compensated executive officers, other than the CEO and CFO, employed by us as of December 31, 2012, whose total annual salary and bonus exceeded $100,000, referred to as the “named executive officers” in this Proxy Statement:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Kenneth D. Tuchman	2012	$78,078	—	—	—	—	$180,817	$60,462	$319,357
(Chief Executive Officer)	2011	$350,000	—	—	—	—	—	$65,781	$415,781
	2010	$350,000	—	$5,541,000	—	—	$113,601	$69,448	$6,074,049
Regina Paolillo	2012	$375,000	$350,000	$1,689,000	—	—	$18,776	$8,817	$2,441,593
(Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary)	2011	$46,154	—	$3,462,000	$1,302,167	—	—	—	$4,810,321
Martin DeGhetto	2012	$340,385	—	$390,250	—	—	—	$35,325	$765,960
(Executive Vice President, Chief Operations Officer)	2011	$300,000	$150,000	$2,086,000	—	—	—	$32,995	$2,568,995
	2010	$236,538	$60,000	$840,000	—	—	—	$23,238	$1,159,776
Judi Hand	2012	$350,000	—	—	—	—	—	$27,556	$377,556
(Executive Vice President, Chief Sales Officer)	2011	$350,000	$137,500	—	—	—	—	$23,757	$511,257
	2010	$284,519	—	$2,250,450	—	$100,000	—	$23,558	$2,658,527
Michael Jossi	2012	$289,519	—	—	—	—	—	$32,736	$322,255
(Executive Vice President, Global Human Capital)	2011	$275,000	$137,500	$625,800	—	—	—	$33,890	$1,072,190
	2010	$275,000	—	$461,750	—	$178,750	—	$34,813	$950,313

(1)   Amounts set forth in column (d) are discretionary cash bonus payments and sign-on bonus payments outside of the discretionary performance-based cash incentive awards that are not subject to pre-established and communicated performance measures. Discretionary bonuses are paid in the first quarter of the year following the year for which such bonus was awarded and sign-on bonuses are generally paid at the time of hire.

(2)   Amounts set forth in columns (e) and (f) were calculated pursuant the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted and assume with regard to performance vesting RSUs, if any, achievement of the maximum performance targets.

(3)   Amounts set forth in column (g) are annual discretionary performance-based cash incentive awards payments that are awarded based upon the Compensation Committee’s subjective assessment of each named executive officer’s performance under pre-established and communicated performance measures (specifically, the success factors described above in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” under the headings “How We Determine Executive Compensation—Compensation Committee Determines All Executive Compensation” and “How We Determine Executive Compensation—2012 Cash Incentives-Strategic Objectives”) and were paid during the first quarter of 2012 based on prior year performance.

(4)   Amounts set forth in column (h) are summarized below in the section entitled “Nonqualified Deferred Compensation Table.”

(5)   Amounts set forth in column (i) are summarized below under the heading “All Other Compensation Table.”

The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the RSU awards granted in 2012, provides information regarding the long-term equity incentives awarded to named executive officers in 2012. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The base salary for Mr. Tuchman was initially established in his employment agreement with us at $250,000. The Compensation Committee subsequently approved an increase in the base salary for Mr. Tuchman to $350,000 prior to his request in March 2012 to reduce his annual salary to $1. Mr. Tuchman’s employment agreement is described below under “Potential Payments Upon Termination or Change in Control—Employment Agreements.”

Nonqualified Deferred Compensation Table

Named executive officers have the opportunity to contribute all or a portion of their salaries, discretionary cash bonuses or cash incentive awards to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions. The following table summarizes activity in our deferred compensation plan during 2012 for our named executive officers:

Name (a)	Executive Contributions in Last Fiscal Year(1) ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year(2) ($) (d)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (e)	Aggregate Balance at Last Fiscal Year End(3) ($) (f)
Kenneth D. Tuchman	—	—	$180,817	—	$1,542,889
Regina Paolillo	$352,644	—	$18,776	—	$371,421
Martin DeGhetto	—	—	—	—	—
Judi Hand	—	—	—	—	—
Michael Jossi	—	—	—	—	—

(1)         Amounts set forth in column (b) are included in “Salary,” “Bonus” and/or “Non-Equity Incentive Plan” compensation columns of the Summary Compensation Table above for the named executive officers.

(2)         Amounts set forth in column (d) are included in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table above for the named executive officers.

(3)         Amounts set forth in column (f) were reported as compensation to the named executive officers in the Summary Compensation Table for 2011 and previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the named executive officers during 2012:

Perquisite	Mr. Tuchman	Ms. Paolillo	Mr. DeGhetto	Ms. Hand	Mr. Jossi
Personal Use of Company Aircraft	$3,989	—	—	—	—
Automobile	$33,952	—	—	—	—
Executive Health/Dental/Vision Premiums	$19,230	$5,173	$19,187	$19,097	$19,187
Group Term/Executive Life Premiums	$383	$399	$10,397	$3,209	$10,260
Deferred Death Benefit	$2,908	—	—	—	—
401(k) Plan Matching Contributions	—	$3,245	$5,741	$5,250	$3,289
Total	$60,462	$8,817	$35,325	$27,556	$32,736

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in this “Grants of Plan-Based Awards” table refers to discretionary performance-based cash incentive award payments. The material terms of these incentive awards are described in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.” The following table sets forth information about the discretionary performance-based cash incentive awards or discretionary cash bonuses for the named executive officers in 2012 and the RSU stock awards to each named executive officer during 2012:

								All Other Stock Awards:	All Other Option Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or	Number of Securities Underlying	Base Price of Option	Fair Value of Stock and Option
Name (a)	Grant Date (b)	Threshold ($)(2) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	Units(3) (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards(4) ($) (l)
Kenneth D. Tuchman	—	—	—	—	—	—	—	—	—	—	—
Regina Paolillo	11/1/2012	—	$375,000	$750,000	—	—	—	100,000	—	$16.89	$1,689,000
Martin DeGhetto	3/5/2012	—	$350,000	$700,000	—	—	—	25,000	—	$15.61	$390,250
Judi Hand	—	—	$350,000	$700,000	—	—	—	—	—	—	—
Michael Jossi	—	—	$300,000	$600,000	—	—	—	—	—	—	—

(1)   Amounts set forth in columns (c), (d) and (e) are based on estimated future payouts for 2012 discretionary performance-based cash incentive awards.  Mr. Tuchman has elected not to participate in prior year discretionary performance-based cash incentive awards and he again elected not to receive such awards for 2012. However, on December 31, 2012 Mr. Tuchman was still eligible to receive payments for such awards.

(2)   There are no threshold payment amounts for the 2012 discretionary performance-based cash incentive awards.  Upon funding of these awards, as discussed in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” under “How We Determine Executive Compensation—2012 Financial Performance and Discretionary Performance-Based Cash Incentive Award Funding,” the Compensation Committee has discretion to award amounts less than the target.

(3)   Amounts set forth in column (i) represent the number of shares underlying time-in-service based RSU awards.

(4)   Amounts set forth in column (l) represent the grant date fair value as determined pursuant to the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2012, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

Options Awards							Stock Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (#) (c)	Number of Securities Underlying Unexercised Options Unexercisable (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Have Not Vested (#) (j)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) (#) (k)

Kenneth D. Tuchman	11/4/2005	800,000	—		$11.35	11/4/2015	—		—	—		—
	3/5/2010	—	—		—	—	150,000	(3)	$2,670,000	—		—

Regina Paolillo	11/15/2011	—	150,000	(4)	$17.31	11/15/2021	100,000	(5)	$1,780,000	100,000	(6)	$1,780,000

	11/1/2012						100,000	(7)	$1,780,000

Martin DeGhetto	3/25/2010	—	—		—	—	25,000	(8)	$445,000	—		—
	3/4/2011	—	—		—	—	75,000	(9)	$1,335,000	—		—
	3/5/2012	—	—		—	—	25,000	(10)	$445,000	—		—

Judi Hand	11/12/2009	—	—		—	—	10,000	(11)	$178,000	—		—
	3/5/2010	—	—		—	—	17,500	(3)	$311,500	—		—
	11/3/2010	—	—		—	—	50,000	(12)	$890,000	—		—

Michael Jossi	1/10/2005	3,200			$9.25	1/10/2015	—		—	—		—
	2/15/2006	5,000	—		$12.75	2/15/2016	—		—	—		—
	3/5/2009	—	—		—	—	6,250	(13)	$111,250	—		—
	3/5/2010	—	—		—	—	12,500	(3)	$222,500	—		—
	3/4/2011	—	—		—	—	22,500	(9)	$400,500	—		—

(1)   The dollar amounts set forth in column (h) are determined by multiplying (x) the number of shares or units reported in column (g) by (y) $17.80 (the closing price of our common stock on December 31, 2012, the last trading day of 2012).

(2)   The dollar amounts set forth in column (k) are determined by multiplying (x) the number of shares or units reported in column (j) by (y) $17.80 (the closing price of our common stock on December 31, 2012, the last trading day of 2012).

(3)   The unvested portion of this time-in-service-based RSU award vests in two equal annual installments beginning on March 5, 2013 and on the anniversary thereafter, subject to continued employment.

(4)   The unvested portion of these performance-based Non-Qualified Stock Options vests over 6 years, with 16,666 shares eligible for vesting on December 31, 2014, 16,667 shares eligible for vesting on December 31, 2015, 16,667 shares eligible for vesting on December 31, 2016 and 100,000 shares eligible for vesting on December 31, 2017, with vesting of each tranche subject to satisfaction of performance-based criteria.

(5)   The unvested portion of this time-in-service-based RSU award vests over four years, 25% vests November 15, 2013, 25% vests November 15, 2014 and 50% vests November 15, 2015, subject to continued employment.

(6)   The unvested portion of this performance-based RSU is eligible for vesting on December 31, 2014.

(7)   The unvested portion of this time-in-service-based RSU award vests in five equal annual installments beginning on November 1, 2013 and on each anniversary thereafter, subject to continued employment.

(8)   The unvested portion of this time-in-service-based RSU award vests in two equal annual installments beginning on March 25, 2013 and on the anniversary thereafter, subject to continued employment.

(9)   The unvested portion of this time-in-service-based RSU award vests in three equal annual installments beginning on March 4, 2013 and on each anniversary thereafter, subject to continued employment.

(10) The unvested portion of this time-in-service-based RSU award vests in five equal annual installments beginning on March 5, 2013 and on each anniversary thereafter, subject to continued employment.

(11) The unvested portion of this time-in-service RSU award is scheduled to vest on November 12, 2013, subject to continued employment.

(12) The unvested portion of this time-in-service-based RSU award vests in two equal annual installments beginning on November 3, 2012 and on the anniversary thereafter, subject to continued employment.

(13) The unvested portion of this time-in-service-based RSU award is scheduled to vest on March 5, 2013.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during 2012, and on the vesting of RSUs held by named executive officers during 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
Kenneth D. Tuchman	—	—	125,000	$1,980,250
Regina Paolillo	—	—	—	—
Martin DeGhetto	—	—	37,500	$589,750
Judi Hand	—	—	60,500	$987,483
Michael Jossi	—	—	63,000	$1,021,195

(1)         The dollar amounts set forth in column (e) above for stock awards are determined by multiplying (i) the number of shares of common stock to which the vesting of the RSU related by (ii) the per-share closing price of our common stock on the date of vesting.

Potential Payments upon Termination or Change in Control

Employment Agreements

Other than the employment agreements described below with respect to Mr. Tuchman and Ms. Paolillo, none of the named executive officers is entitled to receive compensation or benefits upon termination other than as generally provided to all of our U.S. employees under our Severance Pay Plan approved by our Board in 2008. The employment agreement for Mr. Tuchman was amended in December 2008 in order to comply with the deferred compensation rules under section 409A of the Code.

Agreement with Kenneth D. Tuchman.    We entered into an employment agreement with Mr. Tuchman, our Chairman and CEO, in October 2001. If, during the term, we terminate Mr. Tuchman’s employment other than for cause, death or disability or if Mr. Tuchman resigns for “good cause”, we will pay Mr. Tuchman as severance a sum equal to 24 months of Mr. Tuchman’s then current base salary, plus 24 months of continued fringe benefits that he would have been entitled to receive as of the date of his termination. For purposes of Mr. Tuchman’s employment agreement, good cause means (i) a material decrease in Mr. Tuchman’s base salary and/or a material decrease in Mr. Tuchman’s employee benefits (other than pursuant to a general reduction or modification of such salary or benefits generally applicable to our senior executives); or (ii) a material change in the responsibilities or duties assigned to Mr. Tuchman, as measured against Mr. Tuchman’s responsibilities or duties immediately prior to such change, that causes Mr. Tuchman to be of materially reduced stature or responsibility; or (iii) the occurrence of circumstances establishing constructive discharge under the common law of the State of Colorado, under which the Company’s conduct makes or allows Mr. Tuchman’s working conditions to become so intolerable that Mr. Tuchman has no reasonable choice but to resign. However, a constructive discharge does not exist unless a reasonable person would concur with Mr. Tuchman’s opinion that the working conditions are intolerable. In addition, all of Mr. Tuchman’s unvested stock options that would have vested under his option agreements during the 12 months following his date of termination will vest. In December 2008, the Compensation Committee authorized an amendment to Mr. Tuchman’s employment agreement in order to ensure that the severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under section 409A of the Code. Under the amendment, the amounts due to Mr. Tuchman that are not exempt from section 409A of the Code will be payable to him in a lump sum within 60 days following the date of termination of Mr. Tuchman’s employment. Prior to the amendment, the amounts due were payable to Mr. Tuchman in 24 equal monthly installments after the termination of Mr. Tuchman’s employment. During Mr. Tuchman’s employment and for a period of three years thereafter, Mr. Tuchman is subject to non-competition, non-solicitation and confidentiality provisions. On March 8, 2012, the Compensation Committee approved a request from Mr. Tuchman to waive his right to the full amount of his base salary as set forth in Section 2 of his employment agreement and instead receive a base salary of $1 per year effective March 8, 2012.

Agreement with Regina M. Paolillo.    We entered into an employment agreement with Ms. Paolillo on November 3, 2011. The employment agreement may generally be terminated by either us or by Ms. Paolillo upon 30 days’ written notice. However, if we terminate Ms. Paolillo’s employment without “Cause”, we will pay to Ms. Paolillo as severance a sum equal to one year of her then current base salary. “Cause” exists if, in our sole and absolute discretion, Ms. Paolillo engages in: (i) violation of any Company policy, procedure, guideline or agreement; (ii) theft, embezzlement, misappropriation of funds, or misuse of Company property or time; (iii) willful dishonesty causing harm to the Company; (iv) conviction of or a plea of guilty or nolo contendre to any felony, or to any misdemeanor involving dishonesty, fraud, abuse of trust, breach of fiduciary duty, physical or emotional harm to any person or moral turpitude or use, possession, or distribution of controlled substances; (v) conduct which the Company determines in its sole and absolute discretion to be disruptive and not in the best interest of the Company; (vi) unauthorized use of trade secrets or confidential information (or the Company’s reasonable belief that Ms. Paolillo has done so or has attempted to do so); (vii) repeated dishonesty or misrepresentation involving the Company or any of its affiliates or subsidiaries; (viii) violation of the Company’s Substance Abuse Policy; (ix) illegal gambling on the Company’s or any affiliate’s or subsidiary’s premises; (x) discriminatory or harassing behavior, whether or not illegal under federal, state or local law; (xi) making any statements, whether written or oral that disparage or defame the Company or any of its affiliates or subsidiaries; (xii) intentionally falsifying any document or making any false or misleading statement related to Ms. Paolillo’s employment by the Company; (xiii) or poor performance as determined by the Company’s Chief Executive Officer, in his sole discretion.  Ms. Paolillo’s agreement provides that any severance payments would comply with, or be exempt from, the deferred compensation rules of the Internal Revenue Service and therefore, would not trigger additional taxation under section 409A of the Code. The amounts due to Ms. Paolillo that are not exempt from section 409A of the Code will be payable to her in a lump sum within 60 days following the date of termination of her employment. During Ms. Paolillo’s employment and for a period of one year thereafter, Ms. Paolillo is subject to non-competition provisions. During Ms. Paolillo’s employment and for a period of two years thereafter, Ms. Paolillo is subject to non-solicitation and confidentiality provisions.

Change in Control

The stock option and RSU agreements with the named executive officers have provisions for accelerated vesting if there is a change in control of TeleTech. Such vesting occurs on the effective date of a change in control. As defined in those agreements, a change of control means the occurrence of any one of the following events: (1) any consolidation, merger or other similar transaction (A) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (B) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation; (2) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of TeleTech (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding common stock and/or other voting securities of TeleTech immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition; (3) approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval; (4) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further, that the foregoing shall exclude any such acquisition (A) by any person made directly from TeleTech, (B) made by TeleTech or any subsidiary, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any subsidiary; or (5) if, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (A) were directors of TeleTech on the first day of each such 15-month period, or (B) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TeleTech, cease to constitute a majority of the board of directors of TeleTech.

As of December 31, 2012, our standard option agreement for the named executive officers (as well as all individuals who are employed at the vice president level or higher) contained a provision whereby the vesting of such stock options (which typically have a four or five year vesting period) would accelerate by a period of two years immediately upon the occurrence of a change in control. On February 17, 2010, the Compensation Committee approved an amendment to the form of RSU Agreements governing the RSUs currently outstanding and held by our executive officers in order to address an ambiguity in such agreements and clarify that all unvested RSUs held by such executive officers will immediately vest on the effective date of a change in control of TeleTech. The intent of the original agreement was to provide full vesting for executive officers upon a change in control because such executive officers are at the most risk to have their employment terminated upon the occurrence of a change in control.

The following table lists the named executive officers and the estimated amounts they would have become entitled to on December 31, 2012: (1) upon termination without cause or resignation for good cause; (2) upon termination for cause or voluntary resignation; (3) upon death; (4) upon disability; and (5) upon a change in control occurring on such date and if the named executive officer’s employment was terminated upon the change in control:

Name		Termination Without Cause or Resignation for Good Cause	Termination for Cause or Voluntary Resignation	Death		Disability(1)	Change in Control
Kenneth D. Tuchman	Cash	$2	$—	$—		$3,000	$2
	Equity Acceleration(2)	—	—	—		—	2,670,000
	Continued Benefits(3)	126,482	—	—		—	126,482
	Accidental Death & Dismemberment Insurance (“AD&D”)	—	—	200,000		200,000	—
	Life Insurance	—	—	200,000	(4)		—
	Total	$126,486	$—	$400,000		$203,000	$2,796,484

Regina Paolillo	Cash	375,000	—	—		31,250	375,000
	Equity Acceleration(2)	—	—	—		—	5,340,000
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	200,000	(4)	—	—
	Total	$375,000	$—	$400,000		$231,250	$5,715,000

Martin DeGhetto	Cash(5)	107,692	—	—		3,000	107,692
	Equity Acceleration(2)	—	—	—		—	2,225,000
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	3,649,000	(6)	—	—
	Total	$107,692	$—	$3,849,000		$203,000	$2,332,692

Judi Hand	Cash(5)	134,615	—	—		3,000	134,615
	Equity Acceleration(2)	—	—	—		—	1,379,500
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	4,200,000	(7)	—	—
	Total	$134,615	$—	$4,400,000		$203,000	$1,514,115

Michael Jossi	Cash(5)	161,538	—	—		3,000	161,538
	Equity Acceleration(2)	—	—	—		—	734,250
	Continued Benefits	—	—	—		—	—
	AD&D	—	—	200,000		200,000	—
	Life Insurance	—	—	3,661,540	(8)	—	—
	Total	$161,538	$—	$3,861,540		$203,000	$895,788

(1)         Represents one month of short term disability.

(2)         Dollar amounts set forth in this row represent the aggregate of: (i) the number of unvested RSUs that would vest upon a change in control multiplied by $17.80, the closing price of our common stock on December 31, 2012; and (ii) the number of unvested stock options that would vest upon a change in control multiplied by the excess of $17.80 over the exercise price of such stock options.

(3)         Pursuant to his employment agreement, Mr. Tuchman is entitled to receive the value of “continued benefits,” including personal use of the Company aircraft, an automobile allowance, executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions, in a lump sum equal to two times the value of each such benefit as reported in the summary compensation table of the Company’s proxy statement for the prior year.

(4)         Includes $200,000 of basic life insurance provided by the Company.

(5)         Ms. Hand, Mr. Jossi and Mr. DeGhetto participate in our Severance Pay Plan, which is available to all employees.

(6)         Includes $200,000 of basic life insurance and a $3,449,000 executive life insurance policy provided by the Company.

(7)         Includes $200,000 of basic life insurance and a $4,000,000 executive life insurance policy provided by the Company.

(8)         Includes $200,000 of basic life insurance and a $3,461,540 executive life insurance policy provided by the Company.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2012, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	3,396,211	(1)	$13.16	(2)	2,318,967
Equity compensation plans not approved by security holders	—		—		—
Total	3,396,211		$13.16		2,318,967

(1)         Includes options to purchase 1,310,699 shares and 2,085,512 RSUs issued under our equity incentive plans.

(2)        Weighted average exercise price of outstanding stock options; excludes RSUs, which have no exercise price.

Certain Relationships and Related Party Transactions

The Audit Committee, pursuant to its written charter and our written Related Party Transaction Policy, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including SEC rules and regulations. In this regard, all of our executive officers and directors complete a questionnaire during the first quarter of each fiscal year. The questionnaire asks officers and directors to describe the terms of all related party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. The Audit Committee then reviews all related party transactions and pre-approves all such transactions expected to occur during the current year. To accomplish this objective, the Audit Committee considers all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, the impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, stockholder or executive officer, and the terms available to unrelated third parties or to employees generally, in order to determine whether the transactions are comparable to the terms we could have obtained in an arm’s length transaction.

During 2012, the Audit Committee reviewed the following transactions:

Avion, LLC.  During 2012, we continued our agreement with Avion, LLC to provide the use of aircraft. Mr. Tuchman, our Chairman and CEO, owns 100% of Avion.  During 2012, we paid Avion an aggregate of $900,000 for services provided to us.

LenderLive Network, Inc.  During 2011, we accrued $200,000 to LenderLive Network, Inc., a company controlled by one of our directors, Mr. Mehta, for certain consulting services related to an acquisition of a licensed mortgage origination and servicing company, for which payment was made in 2012.

Business Controls.  During 2012, the Company entered into a client contract with Business Controls to provide consulting and other services.  The majority owner of Business Controls is a company which is owned and controlled by Mr. Tuchman, our Chairman and CEO.  During 2012, the Company generated revenue of $100,000 from this contract and expects to continue to receive revenue in 2013 in excess of $120,000.

In accordance with the Related Party Transaction Policy, these related party transactions were pre-approved or ratified by the Audit Committee after reviewing the factors discussed above and concluding that the terms of the related party transactions were comparable to the terms we could have obtained from unaffiliated vendors.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

Management is responsible for financial reporting including our system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is responsible for auditing the effectiveness of our system of internal control and financial statements. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not employees of TeleTech and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the financial statements are presented in accordance with generally accepted accounting principles or that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards.

We perform the following functions pursuant to the Audit Committee charter adopted by our Board:

•                  provide an open avenue of communication among the independent registered public accounting firm, the Vice President of Internal Audit and our Board;

•                  oversee the adequacy of internal controls and the financial reporting process and the reliability of the financial statements;

•                  select, evaluate and appoint or replace the independent registered public accounting firm;

•                  confirm and assure the independence of the independent registered public accounting firm;

•                  review and approve the provision by the independent registered public accounting firm of all permissible non-audit services;

•                  oversee the function, adequacy and progress of the internal audit department;

•                  conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibility;

•                  review and approve the establishment and compliance with our Code of Conduct;

•                  oversee our enterprise risk management programs; and

•                  review and approve all related-party transactions.

We meet with management periodically to consider the adequacy of the internal controls and the objectivity of our financial reporting. We discuss these matters with the independent registered public accounting firm, PricewaterhouseCoopers LLP, and with appropriate TeleTech financial personnel, including the Vice President of Internal Audit.

We are also directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and review periodically their performance and independence from management.

The directors who serve on the Audit Committee are all “Independent” under applicable NASDAQ Stock Market standards and SEC rules and regulations. Our Board has determined that none of us has a relationship with TeleTech that may interfere with our independence from TeleTech and its management.

This year, we reviewed the financial statements and met with both management and PricewaterhouseCoopers LLP to discuss the financial statements. PricewaterhouseCoopers LLP audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of TeleTech in conformity with accounting principles generally accepted in the United States of America and discusses with us any issues they believe should be raised with us.

Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm. We also discussed with PricewaterhouseCoopers LLP the matters to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, we recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if they so desire.

Robert M. Tarola, Chair

Gregory A. Conley

Shirley Young

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Accountants

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers LLP  for the years ended December 31, 2012 and 2011 (amounts in thousands).

	2012	2011
Audit fees	$2,594	$2,408
Audit-related fees	88	67
Tax fees	43	53
All other fees	391	516
Total	$3,116	$3,044

Audit Fees:  This category includes the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness of our internal controls over financial reporting, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2012 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-related fees:  This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and other attestation procedures.

Tax fees:  This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All other fees:  This category consists of professional services provided by PricewaterhouseCoopers LLP related to human capital and expatriate services and other nonrecurring miscellaneous services.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All audit and non-audit services provided by PricewaterhouseCoopers LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934, as amended, and must be pre-approved in advance by the Audit Committee.  The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year.  However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP.

GENERAL INFORMATION

Next Annual Meeting of Stockholders

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2014 annual meeting, the proposal must be in writing and received by our Corporate Secretary at 9197 S. Peoria Street, Englewood, Colorado 80112, no later than December 11, 2013. Timely receipt of a stockholder’s proposal will satisfy only one of the various conditions established by the SEC for inclusion in our proxy materials. If a stockholder wishes to present a proposal at the 2014 annual meeting of stockholders, our Bylaws require that the stockholder notify us in writing on or before February 22, 2014, but no earlier that January 23, 2014 for the proposal to be included in our proxy materials for such meeting.

OTHER BUSINESS

We know of no other matter to be acted upon at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

Our 2012 Annual Report on Form 10-K is being delivered to the stockholders together with this Proxy Statement. However, the report is not part of the proxy solicitation materials. Additional copies of our 2012 Annual Report on Form 10-K may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 S. Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

KENNETH D. TUCHMAN Chairman and Chief Executive Officer

Englewood, Colorado
April 10, 2013

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M58500-P37658 ! ! ! ! ! ! ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by TeleTech Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 22, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TELETECH HOlDINGS, INC. 2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and 3. The approval, on an advisory basis, of the compensation for our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Kenneth D. Tuchman 02) James E. Barlett 03) Gregory A. Conley 04) Robert Frerichs 05) Shrikant Mehta 06) Anjan Mukherjee 07) Robert M. Tarola 1. Election of Directors Nominees The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of Directors' nominees, FOR Proposal 2 and FOR Proposal 3.

M58501-P37658 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. ADMISSION TICKET ANNUAL MEETING OF STOCKHOLDERS OF TELETECH HOlDINGS, INC. MAY 23, 2013 10:00 a.m. MDT TeleTech’s Headquarters 9197 South Peoria Street Englewood, CO 80112 1-800-TELETECH Please date, sign and mail Your proxy card in the enclosed envelope as soon as possible. This Proxy is Solicited on Behalf of The Board of Directors of TELETECH HOLDINGS, INC. The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and CHRISTINE JONES, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2013 Annual Meeting of Stockholders to be held at TeleTech's headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on May 23, 2013 at 10:00 a.m. local time, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2013 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side